Exhibit 10.34

Redacted Exhibit: This Exhibit contains certain identified information that has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. Redacted information is identified by [*],

SECOND AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT
by and between
BLOOM ENERGY CORPORATION
and
DIAMOND STATE GENERATION PARTNERS, LLC
Dated as of December 23, 2019

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TABLE OF CONTENTS
Page

ARTICLE 1 DEFINITIONS AND USAGE	1

1.1	Definitions 1

ARTICLE 2 RESPONSIBILITIES	6

2.1	Administrator's Responsibilities 6

2.2	Existence 8

ARTICLE 3 TRANSITIONAL RESPONSIBILITIES	8

3.1
Administrator's Transitional Responsibilities. Until the Project Company provides written notice to the Administrator of its desire to terminate an applicable Nonreimbursable Transition Service or any other Service set forth in this Section 3.1, in addition to the Services provided pursuant to Article 2 above, the Administrator shall perform the Nonreimbursable Transition Services and the following Services for and on behalf of the Project Company:    8

ARTICLE 4 STANDARD OF PERFORMANCE	11

4.1	Standard of Performance 11

4.2	No Liability 12

ARTICLE 5 COMPENSATION AND PAYMENT	12

5.1	Administration Fee; Expenses. 12

5.2	Billing and Payment 13

5.3	Records 13

ARTICLE 6 DELAYS	13

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6.1	Conditions 13

6.2	Mitigation of Delay 13

ARTICLE 7 DISPUTE RESOLUTION	14

7.1	Procedure. 14

ARTICLE 8 COMMENCEMENT AND TERMINATION	14

8.1	Term 14

8.2	[Reserved]. 14

8.3	Early Termination 14

8.4	Replacement of Agreement 15

ARTICLE 9 DEFAULT	15

9.1	Event of Default 15

9.2	Bankruptcy 15

9.3	Remedies 16

ARTICLE 10 INDEMNIFICATION AND LIMITATION OF DAMAGES	16

10.1	Indemnification. 16

10.2	Exclusion of Consequential Damages 17

10.3	Aggregate Liability 17

10.4	[Reserved]. 17

10.5	Insurance 17

ARTICLE 11 REPRESENTATIONS AND WARRANTIES	18

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11.1	Representations and Warranties 18

ARTICLE 12 MISCELLANEOUS	19

12.1	Assignment. 19

12.2	Authorization 19

12.3	Governing Law; Jurisdiction and Venue 19

12.4	Independent Contractor 19

12.5	Notice 20

12.6	Usage 20

12.7	Entire Agreement 21

12.8	Amendment 21

12.9	Confidential Information 21

12.10	Third Party Beneficiaries 22

12.11	Discharge of Obligations 22

12.12	Severability 22

12.13	Binding Effect 22

12.14	Right of Offset 22

12.15	No Liens 23

12.16	No Modification or Alteration of MOMA or Project Company LLC Agreement 23

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SECOND AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT
THIS SECOND AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made as of December 23, 2019 (the “Effective Date”), by and among DIAMOND STATE GENERATION PARTNERS, LLC, a Delaware limited liability company (the "Project Company"), and BLOOM ENERGY CORPORATION, a Delaware corporation (the "Administrator"). The Project Company and the Administrator are each referred to herein individually as a "Party" and collectively as the "Parties".
PRELIMINARY STATEMENTS
The Project Company, the Administrator and Holdings entered into that certain Administrative Services Agreement, dated as of April 13, 2012, as amended and restated as of June 14, 2019 (“the First A&R ASA”).
The Project Company desires to delegate day-to-day management of the Project Company to the Administrator and the Project Company and the Administrator now wish to amend and restate the First A&R ASA in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the Parties, intending to be legally bound, agree to amend and restate in its entirety the First A&R ASA as follows:

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ARTICLE 1

DEFINITIONS AND USAGE
1.1    Definitions. Unless the context requires otherwise or this Agreement expressly provides otherwise, capitalized terms used in this Agreement have the following meanings and capitalized terms not defined in this Agreement have the meanings given to such terms in Annex I to the Project Company LLC Agreement:"Accounting Firm" means any of Deloitte Touche Tohmatsu, Ernst & Young, KPMG International, PricewaterhouseCoopers or any nationally-recognized Affiliate thereof, chosen by the Partnership Representative or otherwise approved by Class Majority Vote.
"Administrator" is defined in the Preamble.
"Administration Fee" is defined in Section 5.1(a).
"Agreement" is defined in the Preamble.
"Bloom System" or "Bloom Systems" is defined in the Phase 2 CapEx Agreement.
"BOF" is defined in the Phase 2 CapEx Agreement.
"Confidential Information" is defined in Section 12.9.
"Documentation" means all written invoices, receipts, billing statements, payment notices, wire receipt and payment notifications, bank statements and other similar written evidence of (i) amounts payable by the Project Company to any Person and (ii) amounts received or receivable by the Project Company from any Person, in each case in connection with the Project Company or the Project.
"DPL" means Delmarva Power & Light Company, an investor owned utility company regulated by the DPSC.
"DPL Agreements" means the service applications between the Project Company and DPL with respect to the REPS Act and the Tariffs, whereby DPL shall (a) serve as the agent for collection of amounts due from the Project Company (if any) and for disbursement of amounts due to the Project Company under the QFCP-RC Tariff and (b) sell to the Project Company natural gas under the Gas Tariff.
"DPSC" means the Delaware Public Service Commission.
"ECCA" means the Equity Capital Contribution Agreement with respect to the Project Company, dated as of the Effective Date, by and among Assured Guaranty Municipal Corp., SP Diamond State Class B Holdings, LLC, Diamond State Generation Holdings, LLC, the Project Company and Administrator.
“Effective Date” is defined in the Recitals.
"Emergency Expenditure" means an expense with respect to the Project Company or the Project which is incurred, in the reasonable judgment of the Administrator, to avoid or to mitigate

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a risk of physical injury to any Person or property, or a violation of law and with respect to which there is not a reasonable opportunity to convene a meeting of the Members in order to obtain prior approval of the expense.
"Event of Default" is defined in Section 9.1.
"Existing BOF" is defined in the Phase 2 CapEx Agreement.
"Facility" means the Bloom Systems and the BOF at a Site.
"First A&R ASA" is defined in the Preliminary Statements.
"Gas Tariff" means DPL's Service Classification "LVG-QFCP-RC" filed for gas service applicable to REPS Qualified Fuel Cell Provider Projects and approved by DPSC in Order no. 8062 dated October 18, 2011, as adopted and supplemented by DPSC's Findings, Opinion and Order No. 8079, dated December 1, 2011.
"Interconnection Agreement" is defined in the MOMA.
"kW" means kilowatt.
"Losses" is defined in Section 10.1(a).
“Managing Member” is defined in the Project Company LLC Agreement.
"MOMA" means the Second Amended and Restated Master Operations and Maintenance Agreement, dated as of the Effective Date, between the Project Company and the Administrator, as such agreement may be amended, supplemented, or replaced from time to time.
"New BOF" is defined in the Phase 2 CapEx Agreement.
"Nonreimbursable Services" shall consist of the following services to be provided with respect to the Project Company and the Facilities:

(a)	supervision and monitoring of the Service Providers and Seller,

(a)	upon request of the Managing Member, the provision of guidance and advice on interpreting the Base Case Model for purposes of budgeting,

(b)	overall coordination of the day-to-day operation of the Project and the Project Company (including the overall coordination of the performance of the Services),

(c)	reporting to and communication with the Managing Member regarding matters subject to the supervision of the Administrator under this Agreement,

(d)
preparation and submittal of (i) Documentation necessary to perform the obligations hereunder and (ii) Documentation, and, in the case of an Emergency Expenditure, oral notification, necessary in order to remit funds of the Project Company for payment of the Project Company's expenses,

(e)	preparation and submittal of capital contribution draw requests for the Project Company, as contemplated by the Project Company LLC Agreement, interacting

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and communicating with, and submitting reports to, DPL on behalf of the Project Company in connection with or as required under the DPL Agreements, the PJM Agreements, the Interconnection Agreement, and the Tariffs, including without limitation monthly "Actual Heat Rate" (as defined in the QFCP-RC Tariff) performance, all data necessary for DPL to submit to the DPSC the monthly QFCP-RC Tariff pursuant to QFCP-RC Tariff Section F. and the invoice required under QFCP-RC Tariff Section H.2.,

(f)
causing the insurance and related obligations required under Section 8.4 of the Project Company LLC Agreement to be obtained and maintained, solely with respect to the Bloom Systems and the Existing BOF,

(g)
using commercially reasonable efforts to cause the Project Company to discharge its obligation to comply with the QFCP-RC Tariff and performing other ancillary services required for compliance with the PJM Market Rules, the DPL Agreements, and the PJM Agreements, and

(h)	interacting and communicating, on behalf of the Project Company, with DPL and with PJM under the PJM Agreements.
"Nonreimbursable Transition Services" shall consist of the following services to be provided with respect to the Project Company and the Facilities:

(a)	bookkeeping and record keeping,

(b)
preparation and submittal of Documentation, and, in the case of an Emergency Expenditure, oral notification, necessary in order to remit funds of the Project Company for payment of the Project Company's expenses,

(c)	depositing funds into the accounts maintained on behalf of the Project Company pursuant to Section 3.1(k) hereof,

(d)	payment of the Project Company's expenses,

(e)	the making of distributions in accordance with the provisions hereof and the Project Company LLC Agreement,

(f)	preparation and submittal of capital contribution draw requests, as contemplated by the Project Company LLC Agreement,

(g)
preparation and submittal of purchase orders and other work on behalf of the Project Company in connection with ordering Bloom Systems under the under the Phase 1 CapEx Agreement and Phase 2 CapEx Agreement,

(h)	receiving and accepting, on behalf of the Project Company, title to and all incidents of ownership of those Bloom Systems,

(i)
preparation and delivery to the Project Company of (i) subject to receipt of all required information from the Project Company’s members, draft tax returns and any revisions received from the Project Company, provided that the Project

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Company will file all tax returns, (ii) a trial balance on a monthly basis, (iii) all invoices and bank account statements applicable to the Project Company, posted by the Administrator on a sharepoint site made available by the Project Company, (iv) a spreadsheet by the twentieth (20th) day after every Accounting Period, by the twentieth (20th) day after the end of every calendar quarter, and by the twentieth (20th) day after every calendar year, all in a format reasonably acceptable to the Project Company showing the information needed to facilitate Managing Member’s accurate creation of GAAP financial statements, which include a balance sheet and an income statement for the Project Company, for the previous month,

(j)	prepare and provide to the Project Company by the twentieth (20th) day after every month the Revenue and Expense Statement as set forth under the Project Company LLC Agreement, and

(k)	causing the insurance and related obligations required under Section 8.4 of the Project Company LLC Agreement to be obtained and maintained, solely with respect to the New BOF.
"Operator" means Bloom Energy Corporation, in its capacity as operator under the MOMA, and its permitted successors and assigns.
"Party" or "Parties" is defined in the Preamble.
"Permits" is defined in the Phase 2 CapEx Agreement.
"Phase 1 CapEx Agreement" means that certain Fuel Cell System Supply and Installation Agreement dated as of June 14, 2019 by and between Seller and the Project Company.
"Phase 1 New Systems" is defined in the MOMA.
"Phase 2 CapEx Agreement" means that certain Fuel Cell System Supply and Installation Agreement, dated as of the Effective Date, by and between Seller and the Project Company.
"Phase 2 New Systems" is defined in the MOMA.
"PJM" means PJM Interconnection, LLC, a regional transmission organization.
"PJM Agreements" is defined in the QFCP-RC Tariff.
“Project” means as to any time of determination (a) all Phase 1 New Systems purchased and owned by Project Company pursuant to the Phase 1 CapEx Agreement, (b) all Phase 2 New Systems purchased and owned by Project Company pursuant to the Phase 2 CapEx Agreement, and (c) all BOF owned by Project Company at such time.
"Project Company" is defined in the Preamble.
"Project Company LLC Agreement" means the Fourth Amended and Restated Limited Liability Company Agreement of the Project Company, dated as of the Effective Date, as such agreement may be amended, supplemented, or replaced from time to time.

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"QFCP-RC Tariff" means DPL's Service Classification "QFCP-RC" for REPS Qualified Fuel Cell Provider Projects as approved by DPSC in Order no. 8062 dated October 18, 2011, as adopted and supplemented by DPSC's Findings, Opinion and Order No. 8079, dated December 1, 2011.
"REPS Act" means the Renewable Energy Portfolio Standards Act, as amended by S.B. 124, enacted July 10, 2011 (Title 26, Chap. 1, section 351 et seq. of the Code of the State of Delaware).
"Seller" means Bloom Energy Corporation, in its capacity as seller under the Phase 1 CapEx Agreement and the Phase 2 CapEx Agreement.
"Service Provider" means each third party hired by the Project Company to perform fiscal, administrative or other services for the Project Company, including the Operator.
"Services" means the responsibilities of the Administrator under Article 2 and Article 3.
"Site" is defined in the Phase 2 CapEx Agreement.
"Tariffs" means the QFCP-RC Tariff and the Gas Tariff, and any replacement tariff for either such tariff that may be entered into from time to time.
"Term" is defined in Section 8.1.
"Transition Period" shall mean the period beginning on the Effective Date until the Transition Period Termination Date.
"Transition Period Termination Date" shall mean with respect to the relevant Nonreimbursable Transition Service or other Service set forth in Section 3.1, the date upon which the Project Company provides written notice to the Administrator of its desire to terminate such Service.
ARTICLE 2

RESPONSIBILITIES
2.1    Administrator's Responsibilities. During the Term, the Administrator shall perform the Nonreimbursable Services and the following Services for and on behalf of the Project Company:Supervise and monitor, in accordance with the Prudent Operator Standard, the Service Providers with respect to their performance of services for the Project Company, including maintenance, diagnostic, warranty and remedial obligations thereof (including performance by the Operator of its obligations under the MOMA);

(a)
(i) Supervise and monitor (and with respect to such activities that are not required to be performed by the Operator under the MOMA, causing to be performed) day-to-day operations, maintenance and repair activities with respect to the Facilities, including planned and unplanned maintenance and repairs to the Facilities, (ii) coordinate all such activities (including, without limitation, outages, unavailability, etc.) with those of the Operator, the Seller, DPL, PJM, the Delaware Department of

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Natural Resources and Environmental Control and the Environmental Protection Agency as applicable and reasonably taking into account in such coordination, to the extent provided, such advice or recommendations provided by the Managing Member or any of its members, and (iii) only with the Project Company’s express written consent, represent the Project Company in local community relations (including assisting in the coordination of public statements regarding the Project Company); provided, however, that the Administrator shall not be permitted to hire any employees on behalf of the Project Company;

(b)
At the principal office of the Administrator, maintain and permit access thereof to the Project Company and any Member during normal business hours to all records related to the production and sale of Energy, Capacity and other Products (as such terms are defined in the QFCP-RC Tariff) from the Project;

(c)
Perform on behalf of the Project Company all reporting and other routine management responsibilities reasonably believed by the Administrator to be required under the QFCP-RC Tariff, the PJM Market Rules, the DPL Agreements, the PJM Agreements, the Material Contracts and other agreements to which the Project Company is a party, including the Material Contracts and other agreements listed on Schedule 2.1(d) (which schedule shall be updated by Administrator when necessary), including, but only with the Project Company’s express written consent, representing the Project Company in ordinary course business matters with third parties arising thereunder;

(d)
Advise the Project Company to engage Service Providers as reasonably believed by the Administrator to be necessary or desirable, or as instructed by the Managing Member of the Project Company, to represent or perform services for the Project Company which are not being performed by the Operator under the MOMA;

(e)
Represent the Project Company in matters with governmental authorities relating to all Permits required to be obtained under the MOMA, and with the Project Company’s express written consent (but only for non-routine matters), prepare and submit, or cause to be prepared and submitted, all filings and notices of any nature which are required to be made by the Project Company under the terms of any Permits held by the Project Company or any laws, regulations or ordinances applicable to the Project Company or the Facilities or as required under the Project Company LLC Agreement;

(f)	Perform under this Agreement in accordance and consistent with all Legal Requirements, Permits, and Governmental Approvals (all as defined in the MOMA);

(g)
(i) Give prompt written notice to each Member of the Project Company of any litigation, disputes with governmental authorities, or force majeure events under the Material Contracts and losses suffered by the Project and notice of cancellation, termination or other material change in the insurance provided pursuant to the MOMA, in each case, promptly after learning of the same, (ii) furnish to each

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Member of the Project Company, as applicable, or direct a Service Provider to so furnish, copies of all documents furnished to the Project Company or the Administrator by any governmental authority or furnished to any governmental authority by the Project Company, and (iii) provide documents relating to Material Contracts or the Administrator's responsibilities hereunder reasonably requested by any Member;

(h)
Notify each Member of the Project Company promptly upon, but in any event within five (5) Business Days of, obtaining actual knowledge of any (i) notice of default delivered by a party to a Material Contract to the Project Company or the Administrator or (ii) default by a party to a Material Contract (other than the Project Company, the Administrator or any Affiliate thereof) under such Material Contract, in the case of either (i) or (ii), which default could reasonably be expected to cause material harm to the Project Company;

(i)
Upon the reasonable request of the Managing Member, (i) except as to Administrator’s trade secrets or information that Administrator reasonably deems as highly confidential to Administrator, disclose any information for any matter regarding the Services provided by the Administrator to the Project Company during the Transition Period and (ii) take any commercially reasonable actions in support of the Managing Member for such matter; and

(j)
Perform such other administrative tasks related to and consistent with the scope of the Services described herein and in the Project Company LLC Agreement, as the Managing Member of the Project Company may reasonably request from time to time; provided, however that in the event that the performance of such tasks that are not explicitly set forth in this Agreement increases the costs borne by the Administrator more than five percent (5%) of the aggregate Administrative Fee for a calendar year, the Administrator shall have the right to require the Project Company to engage in a renegotiation of the fees and expenses paid to the Administrator hereunder for such calendar year; provided further, however, that the Administrator shall continue to perform such other administrative tasks while such negotiation is ongoing.

2.2    Existence. The Administrator shall maintain in full effect its existence, rights and franchises as a corporation under the laws of the State of Delaware and obtaining and preserving its qualification to do business in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of this Agreement.
ARTICLE 3

TRANSITIONAL RESPONSIBILITIES
3.1    Administrator's Transitional Responsibilities. Until the Project Company provides written notice to the Administrator of its desire to terminate an applicable Nonreimbursable Transition Service or any other Service set forth in this Section 3.1, in addition to the Services

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provided pursuant to Article 2 above, the Administrator shall perform the Nonreimbursable Transition Services and the following Services for and on behalf of the Project Company:

(a)
Supervise and monitor, in accordance with the Prudent Operator Standard, the Service Providers with respect to their performance of services for the Project Company in relation to the Phase 1 New Systems and the Phase 2 New Systems, including maintenance, diagnostic, warranty and remedial obligations thereof (including performance by the Operator of its obligations under the MOMA);

(b)
Supervise and monitor, in accordance with the Prudent Operator Standard, the Seller with respect to its sale and installation of the Phase 1 New Systems and Phase 2 New Systems under the Phase 1 CapEx Agreement and Phase 2 CapEx Agreement, as applicable, including warranty and remedial obligations thereof;

(c)
Where necessary or desirable, taking of such actions as are necessary to enforce each Service Provider's or Seller's compliance with its obligations to the Project Company and subject to any approval requirements as provided in the Project Company LLC Agreement, hiring, firing and/or replacing any Service Provider;

(d)
Prepare and promptly pay, or cause to be paid, on behalf of the Project Company, all expenses incurred by the Project Company or that are due and payable under Material Contracts to which the Project Company is a party and all other contracts to which the Project Company is party, and promptly notify the Project Company of the same;

(e)
Handle all interactions with purchasers with regards to the sale of Energy, Capacity and other Products by the Project Company in accordance with the QFCP-RC Tariff (and as such terms are defined in the QFCP-RC Tariff); provided that nothing herein shall imply any duty of the Administrator under any circumstances to expend its own funds in payment of the expenses of the Project Company;

(f)
Prepare and promptly pay, on behalf of the Project Company, any amounts required to be paid by the Project Company under the Material Contracts to which the Project Company is a party and notify the Project Company of the same; provided that nothing herein shall imply any duty of the Administrator under any circumstances to expend its own funds in payment of the expenses of the Project Company;

(g)
In accordance with and subject to the provisions of the Project Company LLC Agreement, maintain complete and accurate financial books and records of the operations of the Project Company on an accrual basis in accordance with prudent business practices and GAAP and make such books and records available for inspection and copying during normal business hours on its premises, upon reasonable prior notice, by any Member of the Project Company, any designee of a lender to a Member of the Project Company, or any other Person authorized by the Managing Member of the Project Company to inspect or copy such books and records, subject to appropriate confidentiality safeguards;

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(h)
In accordance with and subject to the provisions of the Project Company LLC Agreement, maintain at the Project Company's principal office and permit access thereof to the Project Company and any Member during normal business hours (i) true and full information regarding the status of the financial condition of the Project Company, including any financial statements that are available, until the statute of limitations expires on any IRS audit of the Project Company for the tax year to which such information and financial statements relate; (ii) minutes of the proceedings of the Members; (iii) promptly after becoming available, copies of the federal, state, and local income tax returns of the Project Company for each year (including information to support any grant application claim); (iv) a current list of the name and last known business, residence or mailing address of each Member of the Project Company and the Administrator; (v) a copy of the Project Company LLC Agreement, the Project Company's Certificate of Formation, and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which the Project Company LLC Agreement, the Project Company's Certificate of Formation, and all amendments thereto have been executed and copies of written consents of Members; (vi) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property and services contributed by each Member, and the date upon which each became a Member; (vii) copies of records that would enable a Member to determine the Member's relative shares of the Project Company’s distributions and the Member's relative voting rights; and (viii) records and documents needed for the completion of annual Project performance reports (including information regarding annual energy production) and recapture certification;

(i)
Perform on behalf of the Project Company all routine administrative services reasonably required in connection with maintaining the Project Company's existence and operations, such as the filing of limited liability company reports;

(j)
(x) Provide such readily available information to the Members as they may reasonably request from time to time and (y) subject to site rules established by the Project Company, provide access as reasonably requested for the Members and their personnel and accompanied guests to the Facilities;

(k)
Maintain, in the name and for the exclusive benefit of the Project Company, accounts at one or more banks or other financial institutions for the deposit of all funds received by the Project Company during the Transition Period, and invest such funds in accordance with the investment provisions of the Project Company LLC Agreement; provided, that nothing herein shall imply any guarantee or undertaking by the Administrator with respect to the collection of amounts due to the Project Company or any return on such investments;

(l)
Promptly inform the Members of any proposed action or decision that arises which constitutes a Major Decision under the Project Company LLC Agreement and not take or permit any such action or decision without the prior required consent of the

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Members by Class Majority Vote in accordance with the Project Company LLC Agreement;

(m)
In accordance with and subject to the provisions of the Project Company LLC Agreement, if so instructed by the Managing Member, (i) direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of the Project Company items, (ii) promptly deliver to each Member a copy of all notices, communications, reports and writings received from the IRS relating to or potentially resulting in an adjustment of the Project Company items, (iii) promptly advise each Member of the substance of any conversations with the IRS in connection therewith and keep the Members advised of all developments with respect to any proposed adjustments that come to its attention; (iv) provide each Member with a draft copy of any correspondence or filing to be submitted by the Project Company in connection with any administrative or judicial proceedings relating to the determination of the Project Company items reasonably in advance of such submission; (v) incorporate all reasonable changes or comments to such correspondence or filing requested by any Member; (vi) provide each Member with a final copy of correspondence or filing; and (vii) provide each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of the Project Company items (including any meetings or conferences with counsel or advisors to the Project Company with respect to such proceedings);

(n)	Prepare (or cause to be prepared) financial statements required to be prepared pursuant to the Project Company LLC Agreement, as applicable, within the time periods specified therein;

(o)	Make distributions out of Company Distributable Cash as provided under the relevant provisions of the Project Company LLC Agreement;

(p)
At the Project Company’s sole expense, cause the Project Company to obtain and maintain insurance meeting the requirements of all coverage to be maintained on behalf of the Project Company, the Project and the Material Contracts and as otherwise authorized or directed by the Managing Member;

(q)
Notify the Members promptly of the receipt of any communication as to any deficiencies in the Project Company’s accounting practices from the Accounting Firm, or of the resignation of an Accounting Firm;

(r)
Maintain a register of membership interests of the Project Company and record therein any (i) transfers of membership interests made in accordance with the terms of the Project Company LLC Agreement and (ii) security interests of a secured party pursuant to any security interest permitted under the Project Company LLC Agreement;

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(s)	Prepare equity contribution notices (and accompanying documentation) in accordance with the ECCA, and deliver them to the Managing Member and each Member of the Project Company; and

(t)
Prepare and submit draft purchase orders for the Project Company’s approval and perform other work on behalf of the Project Company in connection with preparing to order Bloom Systems under the Phase 2 CapEx Agreement.

ARTICLE 4

STANDARD OF PERFORMANCE
4.1     Standard of Performance. The Administrator shall perform the Nonreimbursable Services, the Nonreimbursable Transition Services and the Services in accordance with applicable law and the Prudent Operator Standard; provided that the Administrator shall be deemed to have satisfied its duties in respect of any specific matter or circumstance requiring interpretation, application, or enforcement of Material Contracts, by relying conclusively on the advice of qualified legal counsel and/or qualified industry consultants engaged to advise the Project Company with respect to such matter or circumstance; and provided, further, that it shall not be a breach of the Prudent Operator Standard and the Administrator shall not be responsible hereunder for the gross negligence or willful misconduct of, or breach of contract by, any Service Provider engaged by the Administrator pursuant to a contract that requires such Service Provider to perform its duties in accordance with the Prudent Operator Standard and if such Person is sufficiently qualified to perform such duties and the Administrator is diligent in its oversight of such Persons; provided that (i) the immediately foregoing proviso shall not be applicable to any agreement with the Administrator or an Affiliate of the Administrator (and if such an agreement shall be with the Administrator or an Affiliate of the Administrator, then the Administrator shall continue to be bound by the Prudent Operator Standard), (ii) the Administrator shall be obligated to administer the agreements to which the Project Company is a party in accordance with their respective terms, and (iii) the Administrator shall be obligated to enforce the Material Contracts in accordance with their respective terms upon the gross negligence, willful misconduct or breach of contract of the counterparty to any such Material Contract following consultation with the Project Company. It is understood and agreed by the Project Company and the Administrator that the Administrator is not guaranteeing or undertaking, in its capacity as Administrator, to procure any financial or other outcome with respect to the Project, or providing any guarantees relating to the performance of the Project.
4.2     No Liability. The Administrator shall have no liability under this Agreement for (a) failure to take actions which it is not obligated to take pursuant to this Agreement and as to which it has requested the consent of the Managing Member (and/or the applicable Members where consent of any Members other than or in addition to the Managing Member is required under the Project Company LLC Agreement) for the Administrator to perform such actions if such consent is not timely given, (b) actions taken at the direction of the Managing Member in accordance with the terms of the Project Company LLC Agreement (and/or the applicable Members where consent of any Members other than or in addition to the Managing Member is required under the Project Company LLC Agreement), or (c) failure to take actions requiring the expenditure of Project

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Company funds if such funds are not available (for reasons other than a failure of the Administrator to provide, or cause a third party to provide, the Nonreimbursable Services, Nonreimbursable Transition Services or Services, as applicable, in accordance with this Agreement).
ARTICLE 5

COMPENSATION AND PAYMENT
5.1    Administration Fee; Expenses.

(a)
The annual administration fee owed by the Project Company to the Administrator for the Services shall be an amount equal to $[*]/kW per year based on the aggregate System Capacity of the Project, as increased not more than once per year based on the increase in the U.S. Consumer Price Index since the Effective Date or most recent inflation adjustment (the "Administration Fee"), due in monthly installments based on the System Capacity of the Project as of the first day of the applicable month (pro-rated, if applicable, for the first month after the execution of this Agreement). The Parties acknowledge that the Administration Fee is a fair price, negotiated at arms-length, for the Services.

(b)
If the Administrator engages any third party to perform any Nonreimbursable Services or Nonreimbursable Transition Services, it shall be responsible for paying any fees and expenses of such third party and shall not be able to seek reimbursement therefor.

5.2    Billing and Payment. (i) Within fifteen (15) days following the Administrator's submission of an invoice to the Managing Member reflecting any expenses due and payable by the Project Company (and including invoices and other material identifying and substantiating, in reasonable detail, the nature of such expenses and the basis for reimbursement thereof), and (ii) the monthly portion of the Administration Fee due and payable by the Project Company (and including invoices and other material identifying and substantiating, in reasonable detail, the nature of such costs and the basis for reimbursement):

(a)
The Managing Member shall approve such payment to the Administrator of the (i) expenses and (ii) the portion of the Administration Fee specified in such invoice, less any portion of such expenses and Administration Fee that is disputed in good faith by a Member; and

(b)
The Parties shall attempt to resolve any such disputed portion in accordance with Article 7 hereof and any amount owed hereunder which remains unpaid more than ten days after the date such amount is due and payable under this Agreement shall accrue interest at the lesser of a monthly rate of one and five-tenths percent (1.5%) or the highest rate permissible by law, with such interest beginning to accrue from the first (1st) day after such amount became due and payable.

5.3    Records. The Administrator shall retain copies of invoices submitted by it under Section 5.2, and of any third party invoices or similar documentation contained or reflected therein,

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for a minimum period of three (3) years or such longer period as required by applicable law. Records maintained by the Administrator pursuant to this Section 5.3 shall be the property of the Project Company and shall not be destroyed, unless the Project Company shall have consented to such destruction in writing or declined in writing to accept possession of the records after the Administrator has advised the Project Company, as applicable, that the records will be destroyed.
ARTICLE 6

DELAYS
6.1    Conditions. If the Administrator becomes aware of any event or circumstance that could prevent its performance of any of its obligations hereunder, the Administrator shall give prompt notice thereof to the Managing Member.
6.2    Mitigation of Delay. The Administrator shall attempt in good faith to minimize any such delay in performance of its obligations hereunder, provided, however, that the Administrator shall not be obligated to undertake or perform any actions which are prohibited by contract or any applicable law or that would expose the Administrator to any material risk of liability or to any expense for which the Administrator is entitled to reimbursement or indemnification hereunder and which is not reasonably expected to be promptly reimbursed or indemnified hereunder.
ARTICLE 7

DISPUTE RESOLUTION
7.1    Procedure.

(a)
The Parties shall attempt, in good faith, to resolve or cure all disputes, controversies or claims relating to this Agreement by mutual agreement in accordance with this Article 7 before initiating any legal action or attempting to enforce any rights or remedies hereunder (including termination), at law or in equity (regardless of whether this Article 7 is referenced in the provision of this Agreement which is the basis for any such dispute).

(b)
If a Party believes that a dispute, controversy or claim under this Agreement has arisen, such Party shall within ten (10) days after such dispute, controversy or claim arises, give notice thereof to the other affected Party and the Managing Member, with respect to disputes involving the Project Company, which notice shall describe in reasonable detail the basis and specifics of the dispute, controversy or claim. A meeting or conference call shall be held promptly, and in no case later than five (5) days following delivery of such notice, attended by representatives of the Parties with decision- making authority regarding the dispute, controversy or claim to attempt in good faith to negotiate a resolution.

(c)
If, within twenty-one (21) days following the meeting required pursuant to Section 7.1(b), the Parties are unable to resolve the dispute, any Party may pursue whatever rights it has available under this Agreement, at law or in equity.

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ARTICLE 8

COMMENCEMENT AND TERMINATION
8.1    Term. Except as otherwise provided in this Agreement, this Agreement shall commence on the date hereof and remain in full force and effect until the date that the Warranty Period under the MOMA for all Systems expires or is terminated (the "Term"); provided, however that the Parties may agree to extend the Term to such later date as the Parties may mutually agree to in writing. In connection with the expiration of the Term or any termination pursuant to Section 8.3, the Administrator shall cooperate with all reasonable requests of the Project Company in connection with the transition of Services performed by Administrator (including the transferring of the records in Administrator's possession) to the entity selected by the Project Company to undertake the Services.
8.2    [Reserved].
8.3    Early Termination. This Agreement may not be terminated prior to the end of the Term except:

(a)	by the mutual agreement of the Parties; or

(b)	pursuant to Section 9.2 or 9.3.
8.4    Replacement of Agreement. Notwithstanding anything to the contrary in this Agreement, in the event of the early termination of this Agreement pursuant to Section 8.3 hereof, the Administrator agrees to use its best efforts and cooperate with the Project Company to facilitate the Project Company entering into a new agreement with a third party administrator governing administrative services to be provided to the Project Company on terms substantially similar to the terms of this Agreement.
ARTICLE 9

DEFAULT
9.1    Event of Default. Each of the following events shall be an event of default ("Event of Default") under this Agreement regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceeding which has or might have the effect of preventing such Party from complying with the terms of this Agreement:

(a)	Failure by a Party hereto to make any payment required to be made hereunder, if such failure shall continue for twenty (20) days after written notice thereof has been given to the non-paying Party; or

(b)
If there shall occur (i) any failure by the Administrator to comply in any material respect with any term, provision or covenant of this Agreement (other than a failure addressed by another paragraph of this Section 9.1), or (ii) a gross dereliction by the Administrator of its duties under this Agreement, and such failure or act described

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in clause (i) or (ii) continues for thirty (30) days after receipt by the Administrator of written notice of such breach; or

(c)
Failure by the Project Company to comply in any material respect with any term, provision or covenant of this Agreement (other than a failure addressed by another paragraph of this Section 9.1), and such failure continues for thirty (30) days after receipt by the Project Company of written notice of such breach.

9.2    Bankruptcy. Subject to the rights or remedies it may have, any Party shall have the right to terminate this Agreement, effective immediately, if, at any time, any other Party (or, in the case of the Administrator, any Person that Controls the Administrator) shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or law relating to bankruptcy, insolvency, or other relief for debtors, whether federal or state, or shall seek, consent to, or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Party or of all or any substantial part of its properties, or a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or law relating to bankruptcy, insolvency or other relief for debtors, whether federal or state, and such Party shall consent to or acquiesce in the entry of such order, judgment or decree, or the same shall remain unvacated and unstayed for an aggregate of sixty (60) days from the date or entry thereof, or any trustee, receiver, conservator or liquidator of such Party or of all or any substantial part of its properties shall be appointed without the consent of or acquiescence of such Party and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days. The terms "acquiesce" and "acquiescence", as used herein, include, but are not limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within the time specified by law.
9.3    Remedies. If an Event of Default occurs and is continuing hereunder, then this Agreement may be terminated immediately by the non-defaulting Party, without obligation to or recourse by the defaulting Party; provided, however, that nonpayment by the Project Company shall not result in termination of this Agreement by the Administrator and the Administrator shall continue performing hereunder. If a termination pursuant to Section 9.2 or this Section 9.3 occurs, the terminating Party shall have all rights and remedies allowed at law or in equity, subject however, to the specific limitations of liability set forth in Article 10 and the proviso set forth in the immediately preceding sentence.
ARTICLE 10

INDEMNIFICATION AND LIMITATION OF DAMAGES
10.1    Indemnification.

(a)	To the extent not prohibited by law, subject to the specific limitations of liability set forth in this Article 10, the Project Company shall indemnify and hold harmless the

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Administrator, its officers, directors, employees, and Affiliates, from and against all losses, claims, demands, damages, costs, expenses of any nature (including, but not limited to, reasonable attorneys' fees and disbursements) or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative (collectively, "Losses") which are being incurred in its capacity as the Administrator and are resulting from or arising out of the Administrator's performance of its obligations hereunder with respect to the Project Company; provided, however, that the Administrator shall not have the right to be so indemnified for Losses arising out of or relating to the negligence or willful misconduct of the Administrator or any of its officers, directors, employees, Affiliates or subcontractors, or a breach of its or their obligations under this Agreement (for the purposes of this Section 10.1(a), the Administrator shall not be deemed to be an "Affiliate" of the Project Company).

(b)
To the extent not prohibited by law, subject to the specific limitations of liability set forth in this Article 10, the Administrator shall indemnify and hold harmless the Project Company, its officers, directors, employees and Affiliates from and against all Losses resulting from or arising out of the Administrator's performance of any of its obligations hereunder or the Administrator's negligence or willful misconduct in the performance of such obligations; provided, however, that the Project Company shall not have the right to be so indemnified for Losses arising out of or relating to the gross negligence or willful misconduct of the Project Company or a material breach of the Project Company's obligations under this Agreement unless such gross negligence, willful misconduct or material breach is as a result of any actions or omissions of the Administrator or any of its officers, directors, employees, Affiliates or subcontractors (for the purposes of this Section 10.1(b), the Administrator shall not be deemed to be an "Affiliate" of the Project Company).

(c)
Each Party hereby agrees that any claim for damages against the other Party under this Article 10 shall be reduced to the extent of any related insurance proceeds actually received by such claiming Party.

10.2    Exclusion of Consequential Damages. Except as to damages that are the result of gross negligence, fraud or willful misconduct of the Administrator or any action or inaction by Administrator in its performance of its obligations hereunder that results in loss of QFCP-RC Tariff service, neither the Administrator, in such capacity, nor the Project Company, nor any of their officers, members, employees or Affiliates shall be liable under this Agreement for punitive, consequential, special, indirect or exemplary damages of any nature including, but not limited to, damages for lost profits or revenues or the loss or use of such profits or revenues, loss by reason of plant shutdown or inability to operate at rated capacity, increased operating expenses of plant or equipment, increased costs of purchasing or providing equipment, materials, labor, services, costs of replacement power or capital, debt service fees or penalties, inventory or use charges, damages to reputation, damages for lost opportunities, or claims of any of the customers, members

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or affiliates of the Project Company, regardless of whether said claim is based upon contract, warranty, tort (including negligence and strict liability) or other theory of law.
10.3    Aggregate Liability. The aggregate liability of either Party under this Agreement shall be limited to the amount of Administration Fees actually paid to the Administrator; provided that such limitation of liability shall not apply to any liability that is the result of the applicable Party’s gross negligence, fraud or willful misconduct or (as to the Administrator) any action or inaction by Administrator in its performance of its obligations hereunder that results in loss of QFCP-RC Tariff service.
10.4    [Reserved].
10.5    Insurance. At all times during the Term without cost to the Project Company, the Administrator shall maintain in force the following insurance, which insurance shall not be subject to cancellation, termination or other material adverse changes unless the insurer delivers to the Project Company written notice of the cancellation, termination or change at least thirty (30) days in advance of the effective date of the cancellation, termination or material adverse change:

(a)	Worker's Compensation Insurance as required by the laws of the state where the Administrator’s facilities are located;

(b)	Employer's liability insurance with limits not less than One Million Dollars ($1,000,000); and

(c)
Commercial General Liability Insurance, including bodily injury and property damage liability including premises operations, contractual liability endorsements, products liability and completed operations with limits not less than Five Million Dollars ($5,000,000).

The Administrator shall cause the Project Company (and such additional parties as the Project Company may designate in writing) to be named as additional insured(s) of the foregoing insurance policies all of which must be written as a primary policy, not contributing to or in excess of any policies carried by the Project Company, and each of the above policies shall contain a waiver of subrogation endorsement, in form and substance reasonably satisfactory to the Project Company, in favor of the Project Company.
ARTICLE 11

REPRESENTATIONS AND WARRANTIES
11.1    Representations and Warranties. Each Party hereto represents and warrants, as of the date hereof, as follows:

(a)	it is a limited liability company or a corporation, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)	it has taken all necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

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(c)
this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and the enforcement of debtors' obligations generally, and (ii) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law;

(d)
the execution, delivery and performance of this Agreement do not violate (i) its constituent documents, (ii) any contract to which it is a party or to which any of its properties are subject, or (iii) any law, rule, regulation, order, writ, judgment, injunction, decree or determination to which it is subject or by which its properties are bound;

(e)
no consent, authorization, approval or other action by, and no notice to or filing with, any governmental authority or any other Person is required for the due execution, delivery or performance of, or its ability to perform its obligations under, this Agreement by such Party; and

(f)
there is no action, suit or proceeding at law or in equity or by or before any governmental authority, arbitral tribunal or other body now pending or threatened against or affecting it or its property, which would reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement.

ARTICLE 12

MISCELLANEOUS
12.1    Assignment.

(a)
The Administrator may not assign its rights and obligations under this Agreement to any third party unless the prior written consent of the Project Company has been obtained; provided, that the Administrator shall be entitled to subcontract any of its obligations under this Agreement without consent or to assign its obligations under this Agreement to an Affiliate under common ownership with the Administrator, provided further that such assignment shall not excuse the Administrator from the obligation to competently perform any assigned obligations or any of its other obligations under the Agreement.

(b)	The Project Company may not assign its rights and obligations under this Agreement to any third party without the prior written consent of the Administrator.
12.2    Authorization. Notwithstanding anything to the contrary in this Agreement (including in Article 10), the Administrator shall not be obligated to, and shall not (t) create any obligation or make any representation on behalf of the Project Company, (u) take any non-routine actions on behalf of the Project Company that are not expressly provided for in this Agreement, (v) take any other action that the Project Company directs the Administrator not to take on its behalf, (w) take any action that would in and of itself constitute or result in a violation or breach of the

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covenants, agreements, or obligations of the Project Company under any document or agreement, (x) execute any document, agreement, or instrument in the name of the Project Company, (y) have possession of any assets of the Project Company, or (z) dispose of any assets of the Project Company, whether by sale, pledge, or otherwise.
12.3    Governing Law; Jurisdiction and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
12.4    Independent Contractor. Nothing contained in this Agreement and no action taken by any Party to this Agreement shall be (a) deemed to constitute any Party or any of such Party’s employees, agents or representatives to be an employee, agent or representative of the other Party hereto; (b) deemed to create any company, partnership, joint venture, association or syndicate among or between the Parties; or (c) deemed to confer on any Party any expressed or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of the other Party.
12.5    Notice. All notices, requests, consents, demands and other communications (collectively "notices") required or permitted to be given under this Agreement shall be in writing signed by the Party giving such notice and shall be given to the other Party at its address or fax number set forth in this Section 12.5 or at such other address or fax number as such Party may hereafter specify by notice to the other Party and shall be either delivered personally or sent by fax or registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service. A notice shall be deemed to have been given (a) when successfully transmitted if given by fax or by electronic mail or (b) when delivered, if given by any other means.
Notices shall be sent to the following addresses:

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To the Administrator:
Bloom Energy Corporation 4353 N. 1st Street San Jose, CA 95134
Attn: Scott Reynolds Telephone: (408) [*]
Fax: (408) [*] Email: [*]

To the Project Company:
Diamond State Generation Partners, LLC 4353 N. 1st Street San Jose, CA 95134 Attn: Vice President

with a copy to:

SP Diamond State Class B Holdings, LLC
c/o Southern Power Company
30 Ivan Allen Jr. Blvd., NW
Bin SC 1108
Atlanta, GA 30308
Attention: Adam Houston, Assistant Comptroller
E-mail: [*]
Telephone: (404) [*]

and:
all of the Members (as defined in the Project Company LLC Agreement), at their respective addresses as set forth in the Project Company LLC Agreement.
12.6    Usage. This Agreement shall be governed by the following rules of usage:

(a)
a reference in this Agreement to a Person includes, unless the context otherwise requires, such Person's permitted assignees; (b) a reference in this Agreement to a law, license, or permit includes any amendment, modification or replacement to such law, license or permit;

(a)
accounting terms used in this Agreement shall have the meanings assigned to them by GAAP; (d) a reference in this Agreement to an article, section, exhibit, schedule or appendix is to an article, section, exhibit, schedule or appendix of this Agreement unless otherwise stated;

(b)
a reference in this Agreement to any document, instrument or agreement shall be deemed to include all appendices, exhibits, schedules and other attachments thereto and all documents, instruments or agreements issued or executed in substitution

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thereof, and shall mean such document, instrument or agreement, or replacement thereof, as amended, modified and supplemented from time to time in accordance with its terms and as the same is in effect at any given time;

(c)
unless otherwise specified, the words "hereof," "herein" and "hereunder" and words or similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(d)
the words "include" and "including" and words of similar import used in this Agreement are not limiting and shall be construed to be followed by the words "without limitation", whether or not they are in fact followed by such words.

12.7    Entire Agreement. This Agreement (including all appendices and exhibits thereto) constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.
12.8    Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by all Parties. To the extent that this Agreement must be modified in order to maintain service under the Tariffs, the Parties shall exercise their best efforts to amend the Agreement to continue such service.
12.9    Confidential Information. Except as required by applicable law, no Party hereto shall, without the prior written consent of the other Party hereto, disclose the terms of this Agreement and all information it has obtained or obtains from the other Party in connection with this Agreement concerning the Administrator and the Project Company and their respective assets, business, operations or prospects (the “Confidential Information”), including all materials and information furnished by the Administrator in performance of this Agreement, regardless of form conveyed or whether financial or technical in nature, including any trade secrets and proprietary know how and Software (as defined in the MOMA) whether such information bears a marking indicating that they are proprietary or confidential or not, to any third parties, other than to consultants, attorneys, lenders, prospective lenders, investors, prospective investors or to employees all of whom are reasonably believed to need the information to assist such disclosing Party with the exercise or performance of any rights and obligations provided to, or imposed upon, such Party in the document provided (it being agreed and understood that all such third parties to whom Confidential Information is disclosed by the disclosing Party shall be informed by the disclosing Party of the confidential nature of the Confidential Information prior to any disclosure); provided, however, that Confidential Information shall not include (a) the fact that the Parties have entered into this Agreement, (b) the nature of the transactions contemplated by this Agreement, (c) the Project Company’s capital expenditures or financing plans related to the transactions contemplated by this Agreement, or (d) information that (i) is or becomes generally available to the public other than as a result of any fault, act or omission by a Party or any of its Representatives (as defined in the MOMA), (ii) is or becomes available to a Party or any of its Representatives (as defined in the MOMA) on a non-confidential basis from a source other than the other Party or its Representatives (as defined in the MOMA), provided that such source was not and is not bound by any contractual,

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legal or fiduciary obligation of confidentiality with respect to such information or (iii) was or is independently developed or conceived by a Party or its Representatives (as defined in the MOMA) without use of or reliance upon the Confidential Information of the other Party, as evidenced by sufficient written record. Each Party shall take all reasonable, necessary and appropriate measures to keep the Confidential Information confidential. In the event that a Party is legally requested or required to disclose any Confidential Information, such Party shall, to the extent practicable without violation of applicable legal requirements, promptly notify the other Party of such requests or requirement prior to disclosure so that the other Party may, at its expense, seek an appropriate protective order and/or waive compliance with the terms of this Agreement. Confidential Information may be disclosed on the same terms and conditions as set forth in Section 9.3 of the MOMA.
12.10    Third Party Beneficiaries. Except as otherwise expressly stated herein, this Agreement is intended to be solely for the benefit of the Parties hereto and their permitted assignees and is not intended to and shall not confer any rights or benefits to the general public or any other third party not a signatory thereto; provided, however, that the Members of the Project Company are intended beneficiaries of this Agreement with direct rights to enforce the provisions hereof (subject to all the limitations hereof applicable to the Project Company, including Article 9 and Article 10 hereof).
12.11    Discharge of Obligations. With respect to any duties or obligations discharged hereunder by the Administrator, the Administrator may discharge such duties or obligations through the personnel of an Affiliate of the Administrator; provided that, notwithstanding the foregoing, the Administrator shall remain fully liable hereunder for such discharged duties and obligations.
12.12    Severability. Any provision of this Agreement that shall be held to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The Parties shall negotiate in good faith a replacement provision or provisions that are valid and enforceable and that as closely as possible correspond to the spirit and purpose of the invalid or unenforceable provisions and this Agreement as a whole.
12.13    Binding Effect. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their successors and permitted assigns.
12.14    Right of Offset. The Project Company at its sole respective option is hereby authorized to setoff any amounts owed to the Project Company under this Agreement against any amounts owed by the Project Company to the Administrator under this Agreement. The rights provided by this paragraph are in addition to and not in limitation of any other right or remedy (including any right to set-off, counterclaim, or otherwise withhold payment) to which the Project Company may be entitled (whether by operation of law, contract, or otherwise).
12.15    No Liens. To the extent that the Administrator has actual knowledge that any of its subcontractors has placed any Lien on a Facility or a Site, then the Administrator shall promptly

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cause such Liens to be removed or bonded over in a manner reasonably satisfactory to the Project Company.
12.16    No Modification or Alteration of MOMA or Project Company LLC Agreement. Notwithstanding the foregoing and for the avoidance of doubt, (a) nothing in this Agreement shall affect or modify the rights or obligations of the Operator or the Owner under the MOMA or the rights and obligations of the Members under the Project Company LLC Agreement, and (b) any Service that is also a required service or deliverable of Operator under the MOMA or either of the Members in its capacity as a member of the Project Company LLC Agreement shall be governed by and deemed performed or delivered under the MOMA or the Project Company LLC Agreement, as applicable, and not this Agreement.
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IN WITNESS WHEREOF, the Parties hereto have executed or caused to be executed, this Second Amended and Restated Administrative Services Agreement on the date first set forth above.

BLOOM ENERGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

[Signature Page to Second Amended and Restated Administrative Services Agreement]
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IN WITNESS WHEREOF, the Parties hereto have executed or caused to be executed, this Second Amended and Restated Administrative Services Agreement on the date first set forth above.

DIAMOND STATE GENERATION PARTNERS, LLC,
a Delaware limited liability company.
By: Diamond State Generation Holdings, LLC Its: Manager

By:
Name:
Title:

[Signature Page to Second Amended and Restated Administrative Services Agreement]
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Schedule 2.1(d)
Material Contracts
Phase 1 CapEx Agreement
Phase 2 CapEx Agreement
MOMA
Interconnection Agreements
Gas Supply Agreements (as defined in the MOMA)
Site Leases (as defined in the MOMA)
Energy Management Services Agreement between the Project Company and White Pine Energy Consulting, LLC dated March 2, 2012

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